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PeopleSoft Board of Directors Unanimously Recommends

Stockholders Reject Oracle’s Offer

Oracle Offer Substantially Undervalues PeopleSoft

PLEASANTON, Calif. — November 10, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) announced today that its Board of Directors voted unanimously to recommend that PeopleSoft stockholders reject Oracle Corporation’s (Nasdaq: ORCL) amended unsolicited offer to purchase all PeopleSoft shares for $24.00 per share. The Board recommends that PeopleSoft stockholders not tender their shares to Oracle.

The Board made its recommendation after careful consideration of the amended offer, including a thorough review with its financial and legal advisors, and acted upon the unanimous recommendation of its Transaction Committee of independent directors. In making its recommendation, the Board concluded that the offer price is inadequate and does not reflect PeopleSoft’s real value. The Board received the opinions of Citigroup Global Markets Inc. and Goldman, Sachs & Co. that, as of November 10, 2004, the Oracle offer is inadequate from a financial point of view.

Dave Duffield, PeopleSoft’s Chairman and Chief Executive Officer, said, “The Board concluded that PeopleSoft is worth substantially more than Oracle’s latest offer. We are a vibrant, strong company with a focused, motivated management team and employee base dedicated to executing on the Company’s plan. PeopleSoft will continue to deliver shareholder value by extending our current product leadership, building new products, entering new markets and continuing to deliver the very best customer service in the industry.”

A. George “Skip” Battle, Chairman of the Transaction Committee, said, “Members of the Transaction Committee contacted Oracle this afternoon to inform them that the Board had determined that the current Oracle offer is inadequate. We reiterated that, as members of the Board have testified in Delaware, we would be willing to discuss an offer made by Oracle at an appropriate price — but $24 isn’t it. We told Oracle that its price must reflect both PeopleSoft’s intrinsic value and the fact that PeopleSoft is materially more valuable to Oracle now than it was when Oracle made its inadequate $26 per share offer. Oracle indicated they understood our position and appreciated the call.”

Mr. Battle continued, “We absolutely believe that PeopleSoft is worth far more today than at any point since this process began. Since the beginning of the year, the Company has: generated $422 million in license revenue, creating additional maintenance revenue and future up-sell and cross-sell opportunities; added 418 new license customers; increased our total deferred maintenance by approximately 9%; and generated $248 million in incremental cash ($0.67 per share). Our customer base and associated maintenance revenue stream are the exact reasons that Oracle gives for wanting to acquire PeopleSoft. In addition, we believe it’s clear that Oracle wants to acquire PeopleSoft to rescue its own declining applications business.”

PeopleSoft’s Board of Directors determined that the latest offer is inadequate and that the Company is worth substantially more than the $24 per share offered by Oracle. In making its recommendation, the Board considered, among other things:

Solid third quarter 2004 performance: For the third quarter, PeopleSoft announced license revenue of $161 million, record total revenue of $699 million (a 12% increase over the prior year), and strong earnings per share and cash flow, all of which substantially exceeded all estimates during a very challenging period.

Substantial sequential growth forecast for fourth quarter 2004: PeopleSoft continues to demonstrate strong sales execution and entered the fourth quarter with a robust pipeline. The Company anticipates substantial sequential growth in license revenue and pro forma and GAAP earnings per share. Specifically, PeopleSoft anticipates that license revenue will be in the range of $175 million to $185 million with total revenue between $700 million and $715 million. Operating margin for the quarter is expected to be in the range of 16% to 18% (pro forma) and 11% to 13% (GAAP). The Company expects to report pro forma and GAAP earnings per share between $0.20 and $0.22 and between $0.14 and $0.16, respectively. For the full year 2004, the Company expects total license revenue between $600 million and $610 million with record total revenue of approximately $2.7 billion.

Strong momentum reflected in guidance for 2005: The Company expects strong momentum in 2005 due primarily to continued growth in license revenue; a growing maintenance revenue stream; focusing on operating efficiency and lowering costs; and the full year benefit of the cost and revenue synergies from the J.D. Edwards acquisition. For 2005, the Company expects license revenue of $640 million to $655 million, an increase of 5% to 10% and total revenue of $2.8 billion to $2.9 billion, representing 4% to 8% growth. The Company also anticipates pro forma operating margins for the year in excess of 20% and GAAP operating margins in excess of 16%. 2005 pro forma earnings per share are expected to be between $1.05 and $1.10 and GAAP earnings per share are expected to be in the range of $0.82 to $0.87. Guidance for 2005 does not include any potential benefit from the elimination of the Oracle overhang.

J.D. Edwards acquisition continues to deliver value: The Company has successfully executed on its integration with J.D. Edwards and will exceed the high end of the $207 million guidance in total synergies for 2004 given in September of last year. The Company realized more than $190 million of these cost and revenue synergies through the end of the third quarter, 15% ahead of plan. Customers continue to realize strong benefits from the integrated Enterprise One product family and the Company anticipates further efficiencies and revenue opportunities in 2005.

Well positioned for sustained growth in 2005 and beyond: PeopleSoft’s plan reflects solid growth in its core ERP business, including areas such as Human Capital Management and Demand Driven Manufacturing, and from adjacent applications including Analytic Applications and Customer Relationship Management. The Company is uniquely positioned to exploit additional opportunities in emerging markets such as on-demand applications and in countries with rapidly-growing manufacturing economies. The Company will continue to focus on technology innovation leveraging web services and composite applications, and through its partnership with IBM will be delivering an industry-leading standards-based applications and infrastructure platform.

PeopleSoft is worth more now than in February 2004 when Oracle made its inadequate $26 offer. Since the beginning of the year, PeopleSoft has:

•	Generated $422 million in license revenue, creating additional maintenance revenue and future up-sell and cross-sell opportunities

•	Added 418 new license customers

•	Increased total deferred maintenance by approximately 9%

•	Generated $248 million in incremental cash, or approximately $0.67 per share

Offer inadequate based on fundamental valuation measures: Despite the strategic value of this transaction to Oracle, the offer price values the Company at multiples far below those paid in comparable transactions in the enterprise software industry. Also, Oracle’s offer only values PeopleSoft at 22x forecasted 2005 earnings, well below PeopleSoft’s historical average trading multiple and the current average 2005 P/E multiple of other leading enterprise software companies.

Alameda lawsuit against Oracle seeking damages in excess of $1 billion goes to trial in January: PeopleSoft claims compensatory damages of more than $1 billion plus punitive damages in the Company’s lawsuit against Oracle, which is scheduled to go to trial before a jury in Oakland, California, on January 10, 2005. PeopleSoft’s complaint alleges that Oracle has engaged in unfair business practices, including a deliberate campaign to mislead PeopleSoft’s customers and disrupt its business.

The Board also noted that Oracle is misrepresenting facts in an attempt to stampede PeopleSoft stockholders into selling at an inadequate price:

•	An Oracle executive testified in Delaware that Oracle promoted a “stingy” offer and publicly called it generous.

•	Oracle continues to wrongly demean PeopleSoft’s financial performance and outlook. In fact, it is Oracle’s applications business that appears “distressed.” Its license revenue declined approximately 36% in its most recent quarter over the prior year to less than half of PeopleSoft’s license revenue in the third quarter.

•	The Company believes that Oracle has conducted a calculated and coordinated campaign — most recently through testimony of Oracle executives in the Delaware trial — to damage PeopleSoft, drive down its stock price, and diminish PeopleSoft shareholder value.

•	Specifically, two Oracle executives implied in their testimony in Delaware that Oracle was planning to lower its offer price for PeopleSoft. Just two weeks later, Oracle did exactly the opposite.

•	Oracle has declared $24 to be its “best and final” offer. This compares to Oracle’s previous “final” offer of $26 on February 4, 2004.

Mr. Battle noted, “We understand that our stockholders want maximum value for their shares — whether from PeopleSoft’s plan or from Oracle. We recognize that stockholders may tender their shares to Oracle for a variety of reasons, including the limited time available for our stockholders to understand the strength of our business as reflected in our guidance for 2005 and our plan to advance PeopleSoft’s leadership in the marketplace. The Board and management are confident that in the months leading to our annual meeting, our stockholders will recognize the value we are creating and will support our continued efforts to protect the interests of all PeopleSoft stockholders.”

Mr. Duffield concluded, “As PeopleSoft’s largest individual stockholder, I am very conscious of shareholder value, as is every other member of our Board of Directors.”

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

Company to Host Conference Call

PeopleSoft will host a conference call today, November 10, 2004, at 2:45 PM PT / 5:45 PM ET to discuss this release. Interested parties may participate by dialing 866-249-5224, passcode: PeopleSoft. Please dial in at least ten minutes prior to the start of the call. International callers may dial 303-205-0033, passcode: PeopleSoft. In addition, a live audio-only web cast of the call will be made available in the Investor Relations section of the Company’s web site at www.peoplesoft.com. A replay of the call will be made available for 48 hours following the call and will be accessible by dialing 800-405-2236, or for international callers, 303-590-3000, passcode: 11015021.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to PeopleSoft’s anticipated future revenues, operating margins and earnings per share and other statements relating to the Company’s future prospects, actions and performance and the lawsuit against Oracle scheduled to go to trial in January 2005. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to M&A Incorporated for such services and to indemnify M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Non-GAAP Financial Measures

     The Company utilizes financial measures that are not prepared in accordance with generally accepted accounting principles in analyzing financial results because the Company believes that they are useful to investors and management in evaluating the Company’s ongoing financial performance. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

     These non-GAAP financial measures facilitate making historical comparisons by excluding the impact of certain events, such as the costs associated with responding to Oracle’s hostile tender offer and the purchase accounting impact of the acquisition of J.D. Edwards. These events might otherwise obscure the results of our ongoing business activities when compared to our competitors or our own historical performance. In addition, presentation of these non-GAAP financial measures enables investors to evaluate the Company’s performance under both the GAAP and pro forma measures that management and the Board of Directors use to evaluate the Company’s performance.

     Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Where non-GAAP financial measures have been included in this press release, the Company has reconciled GAAP as currently in effect to the non-GAAP measures in the table below. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

	Q4 2004		Year 2005
		Operating		Operating
	EPS	Margin	EPS	Margin
Pro forma	$0.20 to $0.22	16% to 18%	$1.05 to $1.10	> 20%
Amortization of capitalized software and intangible assets	(0.04)	-4%	(0.19)	-3%
Oracle costs	(0.02)	-1%	(0.04)	-1%
GAAP	$0.14 to $0.16	11% to 13%	$0.82 to $0.87	> 16%

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com

FINAL TRANSCRIPT Conference Call Transcript PSFT — PeopleSoft Conference Call Event Date/Time: Nov. 10, 2004 / 2:45PM PT Event Duration: 39 min

CORPORATE PARTICIPANTS

Bob Okunski
PeopleSoft — VP-IR

Dave Duffield
PeopleSoft — Chairman, CEO

Skip Battle
PeopleSoft — Chairman of the Board’s Transaction Committee

Kevin Parker
PeopleSoft — Co-Pres, CFO

Phil Wilmington
PeopleSoft — Co-President

CONFERENCE CALL PARTICIPANTS

Ross MacMillan
Morgan Stanley — Analyst

Tad Piper
Piper Jaffray — Analyst

Brent Thill
Prudential Securities — Analyst

David Hilal
Friedman, Billings, Ramsey & Co. — Analyst

Adam Holt
J.P. Morgan — Analyst

PRESENTATION

Operator

     Good afternoon, ladies and gentlemen. And welcome to the PeopleSoft conference call. At this time, all participants are in a listen-only mode. Following the today’s presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference please press the star followed by the 0. As a reminder this conference is being recorded today, Wednesday, November 10, 2004. I would now like to turn the conference over to Bob Okunski, Vice President of Investor Relations. Please go ahead, sir.

     Bob Okunski — PeopleSoft — VP-IR

     Thanks Kyle. Good afternoon everyone and welcome to PeopleSoft’s conference call. This is Bob Okunski, Vice President of Investor Relations here at PeopleSoft. Joining me today are Dave Duffield, PeopleSoft’s Chairman and CEO, Kevin Parker, Co-President and PeopleSoft’s CFO, Co-President, Phil Wilmington, and Skip Battle, Chairman of the Board’s Transaction Committee. Before turning over the call to Dave Duffield. I would like to take a moment to review our Safe Harbor language.

Today’s discussion contains forwarding-looking statements about PeopleSoft’s goals, expectations, and predictions for both future activities and financial results. You are cautioned that these forward-looking statements are only predictions and that they may differ materially from actual events or results. All of our forward-looking statements are as of the date and time of this call and that PeopleSoft undertakes no obligation to update or revise them at any point in the future. All forward-looking statements made during today’s discussions are also subject to a number of risks, assumptions, and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions, and uncertainties include, but are not limited to the cost and disruption to our business arising from the Oracle tender offer.

Our ability to successfully complete the integration of J.D. Edwards in to PeopleSoft and achieve anticipated synergies. Economic and political conditions in the United States and abroad. The ability to complete and deliver products and services within currently estimated time frames and budgets. The ability to manage expenses effectively. The ability to achieve revenue from product and services that are under development. The competitive environment and pricing pressures. And other risks referenced from time to time in PeopleSoft’s filing with the Securities and Exchange Commission. Please refer to PeopleSoft’s current reports on Form 10-Q and 10-K for more information on some of the risk factors that could cause our actual results to differ from our expectations and other such forward-looking statements made during this call.

During the course of the call we will also reference certain financial measures that are not prepared in accordance with generally accepted accounting principles. The Company utilizes these non-GAAP financial measures in analyzing financial results because we believe that they are useful to investors and to Management in evaluating the Company’s ongoing financial performance. These non-GAAP financial measures facilitate historical comparisons by excluding the impact of certain events, such as the impact of J.D. Edwards, the acquisition of J.D. Edwards, restructuring and other charges, and the costs associated in responding to Oracle’s hostile tender offer. These events might otherwise obscure the results of our ongoing business activities when compared to our competitors or to our own historical performance.

Non-GAAP financial measures should not be considered as a substitute for nor superior to measures of financial performance in accordance with GAAP. These non-GAAP financial measures may also be different from non-GAAP financial measures used by other companies. A reconciliation of non-GAAP to GAAP financial measures included in today’s presentation is available on our website. PeopleSoft has filed a solicitation recommendation statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and its amendments. These documents contain important information on the tender offer. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com. I would now like to turn over the call to Dave Duffield, PeopleSoft’s Chairman and CEO. Dave?

     Dave Duffield — PeopleSoft — Chairman, CEO

     Thanks Bob. Good afternoon and thanks for joining us on such notice. As you saw in the Press Release we issued earlier today, PeopleSoft’s Board of Directors voted unanimously to recommend that PeopleSoft stockholders reject Oracle’s amended unsolicited offer to purchase all of PeopleSoft’s shares for $24 per share. The Board recommends that PeopleSoft’s stockholders not tender their shares to Oracle. Our Board is committed to doing what’s right for all PeopleSoft’s stockholders and will not sell this Company for less than what we believe it’s worth. The Board made its recommendation after careful consideration of the amended offer, including a thorough review with its financial and legal advisers, and acted upon the unanimous recommendation of its Transaction Committee of Independent Directors. In making this recommendation, the Board concluded that the offer price is inadequate and does not reflect PeopleSoft’s real value. The Board received the opinions of Citigroup Global Markets and Goldman Sachs, that as of November 10, 2004, the Oracle offer is inadequate from a financial point of view.

As I mentioned on our last call, I am excited to be back at this Company. I founded it over 17 years ago and I have always believed that the PeopleSoft culture is unique. It’s a vibrant, strong company with a focused Management Team and employee-base dedicated to executing on the Company’s plan. Looking ahead, PeopleSoft will continue to deliver shareholder value by extending our current product leadership building new products, entering new markets, and continuing to deliver the very best customer service in the industry. Our commitment to our customers is unwavering. We have an incredible team in place here at PeopleSoft with a proven track record of delivering for our stock holders. I have every confidence that we will continue to grow and deliver. With that, I would now like to turn the call over to Skip Battle, Chairman of our Independent Transaction Committee who will address today’s announcement in more detail.

     Skip Battle — PeopleSoft — Chairman of the Board’s Transaction Committee

     Thanks Dave. Let me say that we absolutely believe PeopleSoft is worth materially more now than it was in February 2004 and that’s when Oracle made its inadequate $26 offer. In making its recommendation, the Transaction Committee felt it was important to approach Oracle at this time to see if they were prepared to pay a price that reflects both PeopleSoft’s intrinsic value, and the fact that PeopleSoft is materially more valuable now than it was when Oracle made its inadequate $26 a share offer. As such, Members of the Transaction Committee contacted Oracle this afternoon to inform them that the Board has determined that the offer is inadequate. We reiterated that as Members of the Board that testified in Delaware we would be willing to discuss an offer made by Oracle at an appropriate price, but $24 isn’t it.

Now, let me give you some color on the factors considered by the Transaction Committee in determining that Oracle latest $24 per share offer is inadequate. In and recommending that shareholders not tender their shares to Oracle. The Board will not sell the Company for less then what we believe it is really worth. Since the beginning of the year, and using the numbers available when Oracle made its $26 offer, the Company has closed more than 1850 transactions generating $422 million in license revenue. Creating additional maintenance revenue and future upsell and cross-sell opportunities. Its added 418 new license customers. It’s increased our total deferred maintenance by approximately 9%. And it’s generated $248 million in incremental cash or 67 cents per share. Clearly, PeopleSoft is growing in value every day.

We believe that our strong third quarter results are success in integrating J.D. Edwards and our expectation of continued revenue growth and expanding margins further underscore that Oracle’s offer does not reflect PeopleSoft’s real value. The Company believes that Oracle has conducted a calculated and coordinated campaign, through testimony of Oracle’s Executives in the Delaware trial continued yesterday in its investor presentation to damage PeopleSoft, to drive down its stock price, and to diminish PeopleSoft shareholder value. Oracle continues to wrongly demean PeopleSoft’s financial performance and outlook when, in fact, it is Oracle’s own Application Business that appears distressed. Its license revenue declined 36% in its most recent quarter over the prior year. That’s less than half PeopleSoft’s license revenue in the third quarter. We believe it’s clear that Oracle wants to acquire PeopleSoft to rescue its own declining Applications Business.

Oracle has misrepresented facts in an attempt to stampede PeopleSoft shareholders into selling at an inadequate price. Let me give you a couple of examples. An Oracle Executive testified in Delaware that Oracle promoted a stingy offer and yet called it generous publicly. Two Oracle Executives implied in their testimony that Oracle was planning to lower its offer for PeopleSoft, but just 2 weeks later Oracle did exactly the opposite when it declared this new $24 price to be its, quote, best and final offer. Interestingly this offer compares to Oracle’s previous quote final offer of $26 on February 4, 2004. We understand that our shareholders want maximum value for their shares, whether it’s from PeopleSoft’s plan or from Oracle.

We recognize that stockholders may tender their shares by Oracle’s November 19th deadline for a variety of reasons, including the limited time available for our stockholders to understand the strength of our business. That strength is reflected in our financial guidance for 2005 and our plans to advance PeopleSoft’s leadership in the market place. No matter how many shares are tended, this does not mean Oracle will acquire PeopleSoft. Instead Oracle is likely to start a proxy contest for our 2005 annual meeting. The Board and Management are confident that our stockholders will recognize the value we are creating and will support our continued efforts to protect the interest of all PeopleSoft stockholders. PeopleSoft’s Board has been and always will be committed to doing what is in the best interest of its shareholders. Now here to update you on our recent solid performance and our expectations for the rest of the year and for 2005, is Kevin Parker.

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Thanks Skip. As we announced last month, we had a solid third quarter. PeopleSoft announced license revenue of $161 million, a record total revenue of $699 million, which was a 12% increase over the prior year. And strong earnings per share in cash flow all of which substantially exceeded all estimates during a very challenging period. As we said before PeopleSoft continues to demonstrate strong sales execution and we’ve entered the fourth quarter with a robust pipeline. For the remainder of 2004, we are anticipating substantial sequential growth for the fourth quarter. Specifically, we expect license revenue will be in the range of 175 to $185 million with total revenue between 700 million and $715 million. Operating margin for the quarter is expected to be in the range of 16 to 18% on a Pro Forma basis and 11 to 13% on a GAAP basis. We expect to report Pro Forma and GAAP earnings per share between 20 and 22 cents and between 14 and 16 cents respectively. For the full year of 2004, the Company expects total license revenue to be between 600 and 610 million with record total revenue of approximately $2.7 billion.

Building on a solid performance in 2004, we are excited to see a strong — see that strong momentum reflected in our guidance for 2005. Our positive outlook for 2005 is due primarily to continued growth and license revenue, a growing maintenance revenue stream, and focusing on operating efficiency and lowering our costs. And the full year benefit of cost and revenue synergies we expected from the J.D. Edwards acquisition. For 2005, we expect license revenue of 640 to $655 million an increase of 5 to 10%. The Company also expects total revenue of 2.8 to $2.9 billion representing 4 to 8% growth. The Company also anticipates Pro Forma operating margins for the full year of 20% or greater and GAAP operating margins in excess of 16%. Pro Forma EPS are expected to be between $1.05 and $1.10 and GAAP EPS to be in the range of 82 to 87 cents.

I would like to point out that the guidance for 2005 does not include any potential benefit that the Company may achieve from the elimination of the Oracle overhang. The Company has successfully executed on its integration plan with J.D. Edwards. We will exceed the high-end of the $207 million guidance in total synergies for 2004 given in September of last year. Already in 2004, the Company has realized more than $190 million of those cost and revenue synergies through the end of the third quarter; 15% ahead of plan. Customers continue to realize strong benefits from the Integrated Enterprise I Product Family and the Company anticipates further efficiencies in revenue opportunities in 2005. PeopleSoft is well-positioned for sustained growth if 2005 and beyond. Our plans reflect solid growth in our core ERP Business, including areas, such as Human Capital Management and Demand Driven Manufacturing, and from Adjacent Applications, including Analytic Applications and Customer Relationship Management.

We were uniquely positioned to exploit additional opportunities in emerging markets, such as on-demand applications and in countries with rapidly growing manufacturing economies. We will continue to focus on technology innovation leveraging web services and composite applications and through our partnership with IBM we will be delivering an industry-leading standards-based applications and infrastructure platform. Despite the strategic value of our successful Company to Oracle, the latest offer price values the Company at multiples far below those paid in comparable transactions and in the Enterprise Software Industry. Also Oracle’s offer only values PeopleSoft at 22 times our forecasted 2005 earnings. Well-below PeopleSoft’s historical average trading multiple and the current 2005 PE multiple of other leading Enterprise software companies. Now, I would like to introduce Phil Wilmington, who will shift gears and bring us up-to-date on recent events. Phil?

     Phil Wilmington — PeopleSoft — Co-President

     Thanks Kevin. Let me take a moment to update you on the Delaware trial. We believe we presented a strong case to the Court with compelling evidence that both the right plan and Customer Assurance Program are indispensable to our efforts to maintain and enhance shareholder value. At the conclusion of the testimony, the Vice Chancellor made a number of important statements. First, he recognized that the CAP provisions in the contracts that have been signed to date and continue to be signed in advance of a court decision will be valid. Consequently, customers who have signed and continue to sign license contracts can rely on the protections of the Customer Assurance Program. Second, he acknowledged that the current version of the CAP program largely addresses the concerns and objections that were raised by Oracle. While the chancellery court has not yet rendered a decision, we believe these comments are very encouraging. We anticipate that the Vice Chancellor Strine, will rule in due course.

Our Customer Assurance Program continues to protect and create shareholder value. Since Oracle launched its offer, the implementation of the CAP has contributed to our ability to close over 3600 transactions. We have added more than 750 new customers and we have achieved record revenues. I would like to also remind you of our pending Alameda lawsuit against Oracle, which is set to go to a trial before a jury in Oakland, California, on January 10, 2005. PeopleSoft claims compensatory damages of more than $1 billion plus punitive damages in the lawsuit. PeopleSoft’s complaint alleges that Oracle has engaged in unfair business practices, including a deliberate campaign to mislead PeopleSoft’s customers and disrupt our business. Again, thank you all for joining us on the call today. Dave, Skip, Kevin, and I would be happy to take a few questions. Operator?

QUESTION AND ANSWER

Operator

     Ladies and gentlemen, at this time we will begin the question-and-answer session. [OPERATOR INSTRUCTIONS]. Ross MacMillan, Morgan Stanley.

     Ross MacMillan — Morgan Stanley — Analyst

     Clearly fourth quarter guidance looks like it’s kind of in line with a normal seasonality, but maybe looking to next year, Kevin, what is driving your confidence on topline growth next year? And then as a follow-up, it looks like you would have to find about 100 million or so of cost reductions next year. Can you just help us understand where those might come from? Thanks.

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     First part of the question, Ross, in terms of our license revenue expectations, the full year license growth that we were talking about is 640 to $655 million. And it’s about a 5 to 10% growth. Very much in line with what we believe the industry is growing at. As I mentioned it doesn’t include the elimination of the Oracle overhang and any benefit that may come from that. We have very strong products suite in the core applications market that we play in. We also are very confident about our position in areas like CRM and Demand Driven Manufacturing. So very confident about the position we are in and look at the industry in that regard. I think there is — could we potentially gain market share? Could we do better than that with some of the plans and programs we might be focusing on in 2005? That potential certainly exists. But we are comfortable with the guidance that we look at today.

     Ross MacMillan — Morgan Stanley — Analyst

     Is there any pipeline coverage metric you could help us with so whether that 640 to 655 is covered by a multiple of specific pipeline coverage?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Remember Ross, the pipeline continues to develop all the time and it is actually a rolling statistic. But just in terms of the aggregate number of activities that we have in place at any point in time, from suspect all the way through to potentially signing a deal, it generally at the end of a quarter is in excess — that aggregate number is in excess of $1 billion. And we will continue to develop new pipeline and continue through our marketing activities to gain and win new customers. So we are very confident about that and we have a very strong pipeline. As I said, we have a strong pipeline coming into the fourth quarter. In terms of the operational efficiency, I think the numbers that we have talked about are really somewhat less than you are describing. We are looking at modest improvements and we are also very focused on the operational efficiency of the Company. We are looking at growing our maintenance revenues as you can see as well. That’s a very important part of our revenue stream. I think it’s really the synergy between our license revenue growth, our maintenance revenue growth and really modest improvements in our overall operating efficiency. The other thing that gives us a lot of confidence going into the year is the integration with J.D. Edwards and we have a very solid and very stable field organization that continues to execute very well.

     Ross MacMillan — Morgan Stanley — Analyst

     It did say that you would focus on lowering costs in some areas. I think you mentioned that earlier. Can you just be specific about what areas you might actually look for lower costs?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     It is a variety of things. And I think as we have come in through the new Management Team that’s in place and with Dave, and Phil, and I, we are looking at a variety of areas of consolidating our efforts across the organization. We think there is opportunity for efficiency in almost every part of the Company. And our Management Team is really focused on that. In specific areas I think there are in marketing we have some opportunities through consolidation and all of our efforts there in the G&A organization, certainly we are looking for improvements there as well.

     Ross MacMillan — Morgan Stanley — Analyst

     You wouldn’t expect sales and marketing nor R&D to be down year-over-year though in ’05?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     No, I don’t think so. I think it’s a percentage of revenue we may see them come down, but both of them will be more flattish than declining dramatically. These are modest changes we are talking about.

     Dave Duffield — PeopleSoft — Chairman, CEO

     And might I add, this is Dave, we will see some efficiencies in the product organization. We will be using those efficiencies to enter some new market areas of — build some exciting new applications that aren’t even reflected in the plan that we are going to present to the shareholders.

Operator

     Tad Piper, Piper Jaffray.

     Tad Piper — Piper Jaffray — Analyst

     Couple of questions. Just to get some clarity on how the Company would respond if more than 50% of shareholders tender. That’s question one. And then question 2 is, Kevin or Phil, what has specifically happened in the business between the last conference call and today that gives you more clarity on guidance? And on the expense side, just to follow-up on Ross’s question, I agree with him, isn’t it 100 million in cost or maybe even 150 million in cost that needs to come out of the business in order to achieve 20% or greater margins?

     Skip Battle — PeopleSoft — Chairman of the Board’s Transaction Committee

     Why don’t I take the — could you — I sort of lost the exact phrasing of your question on the tender offer? This Skip Battle.

     Tad Piper — Piper Jaffray — Analyst

     If more than 50% of shareholders do in fact tender on the 19th, what response will the Company have at that point? Or what formal response?

     Skip Battle — PeopleSoft — Chairman of the Board’s Transaction Committee

     Now I understand. First of all, we understand that our shareholders want maximum value for their shares, whether it comes from our plan and the stock of the market place or from an offer in Oracle. We also know that shareholders may tender their shares to Oracle for a variety of reasons. We also know that they only got 9 days to understand what this — what our plan is all about. And they haven’t heard much about it. It’s going to take them some time. So the time for tender is considerably shorter than that necessary for us to get our message out completely about the strength of the business and the way we are going to advance PeopleSoft’s leadership in the market place. So we are thinking that the time available past the tender offer, going into the shareholder’s meeting will be very important in shareholders making a final decision about whether Oracle’s offer is appropriate at that time. And so we are going to be continuing to talk to our shareholders through the tender offer and after.

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     In terms of the way we are looking at the efficiencies, Tad, I think that the number that we looked at in terms of operational efficiency is actually somewhat less than that. It’s in the neighborhood of $50 million, or so 50 to $60 million on an expense base that something close to 2.3 to $2.4 billion. So a very modest reduction. I think when we look at the business, we are really looking at the totality of the business, certainly license revenue, growing license revenue is a very important part of that plan. Also, maintenance revenue is very important part of the plan. The maintenance revenue is an important contributor to our bottom line and we are looking at strong growth in the maintenance revenue through a variety of activities and we will talk more about those in the coming months and quarters. In terms of the outlook for the business, I will add that when we gave our conference call and we talked about it, we were very confident that we were going to see sequential growth. We described that. It was very early days for the new Management Team since that time. Phil and I have had a great deal of time with the rest of the Leadership Team here at PeopleSoft and with Dave to look through our plans and our forecasts and we are very confident of the position we are in going into Q4. Phil or Bob if you would like to add more to that?

     Phil Wilmington — PeopleSoft — Co-President

     Well, Tad, I think there is clarity of not only the results that we have forecasted for this quarter, communication that has taken place with our customers. But there is an energy level here at the Company that is in the field and it also surrounds our customer-base about the fact that this is the right team, with the right products, and the right attitude. And the Company is reinvigorated. And it’s very focused on the results that need to be achieved for this quarter and we have now had the opportunity to put together a business plan that we have shared with the Board and the Board has approved that embraces the focus that we have from a deployment model. A very stable sales organization. And we are very confidence that these factors combined will allow us to achieve the results that we have put forward today.

     Tad Piper — Piper Jaffray — Analyst

     Just to clarify, Kevin, on the guidance just to make sure I got it right. The correct takeaway is licenses going up, maintenances going up, and professional services will decline at a reasonably fast rate which is how you are going to get 20% operating margins?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     No, I think the professional services is relatively flat. But when we get through our Q1 conference call we will be able to provide more detail and perhaps we can do that prior to that. But really professional services we are looking at a relatively flat business, plus or minus 1% up or down. The opportunity there is really in driving costs out of that business through lower cost activities whether they are in labs or offshore and things like that. The leverage really comes as we said from license revenue and from the maintenance stream as well which enjoys a very healthy gross margin as you know. And then on top of that as we described the operational synergies and efficiencies.

Operator

     Brent Thill, Prudential Securities.

     Brent Thill — Prudential Securities — Analyst

     Kevin, last fall you had given guidance for 700 million in license revenue, this year it’s now 600 million. So all the key metrics we were given last fall are actually below plan. Maybe if you can walk through why ’05 you feel differently about when we sat last fall and the reality is a lot different than the guidance?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Well, as we said last fall, you are talking about September of 2003. We shared with everyone our expectations for the coming year, for 2004. And I thought we made it very clear at the time that expectation was based on the assumption and the going in assumption that the tender offer process was concluded in the March or April time frame when our annual meeting would presumably be. We assume that we were going to win that proxy contest and we were very confident of that. Obviously, that did not turn out to be the case and the sales organization was challenged in a very, very tough environment, particularly in Q1 and Q2 selling into the daily drumbeat of the trial in Federal Court and all of the issues around that. That has subsided quite a bit. The level of customer uncertainty has subsided we think quite a bit. The stability of the field organization has improved since that time. And there is a lot of things as we look at the business, particularly the market place and what we see going on in the industry that leave us very confident about the plan that we are in today. And as I said we are not presuming any upside at this point, but we believe there probably is some if the tender offer process were concluded. We have not counted on that. This is a very reasonable plan and assumes the environment continues as it is today in our pipeline and our deal metrics all support that.

     Brent Thill — Prudential Securities — Analyst

     It was 97 when we had gotten to 20% operating margins. At least in our models for PeopleSoft. Does the 20% operating margin for ’05, does that assume further headcount reductions? I think you had ended right around 11,250 of last quarter. What would you expect for that target for end of ’05?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Well, we are not making any predictions about headcount reductions. As I said the operational efficiencies are relatively modest. And we are going to work very hard. We think we can achieve a lot of those just through running our business better. Through some of the areas we talked about in terms of consolidation in marketing consolidation of our development efforts, focusing on R&D, and focusing on G&A as well. And so these are modest changes, Brent. We aren’t talking about cataclysmic changes in PeopleSoft and so I think it’s a very healthy plan in that respect. We did end the year at about — we ended last quarter about 11,200 people and we are going to probably be very close to that for the next year.

Operator

     David Hilal, Friedman, Billings, and Ramsey.

     David Hilal — Friedman, Billings, Ramsey & Co. — Analyst

     A follow-up on Brent’s question. In terms of not making that guidance of 700 in license, which gave in September, but you did reaffirm in January. Kevin, you just talked about the Oracle thing persisting and then Oracle has now mostly subsided. So if Oracle has subsided, I would expect maybe your ’05 guidance would be back in that 700 million range and I just wanted to understand why it’s still a good gap away from that estimate?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Well, as we have looked at it, David, and maybe Phil can talk about what we are seeing in the environment, that this is really a plan that’s consistent with market growth. We think that’s the most credible way for us to plan at this point that we have taken a look at what our competitors are looking at. We have taken a look at what the industry analysts are looking at and they said — and we said, let’s presume that we grow at that rate. We certainly are not unambitious. We will look to grow faster than that. We will look at gaining share with products that we have today and products that we will develop in the future. But this is really the most credible way we felt to plan. And we felt that it was the most credible way to describe it to our investors as well. And so that’s really what’s driving it. And that license revenue growth that we described of 5 to 10% drives incremental maintenance and drives our profitability as well. And so that’s really the basis upon which we did that. We felt it was the most credible way to bring it to our Board as well. That this is really a well-grounded plan from our perspective.

     David Hilal — Friedman, Billings, Ramsey & Co. — Analyst

     Well, let me ask Skip, and I will try not to beat a dead horse here. But,, Skip you had said the offer, the $26 offer in February was inadequate. And you believe, I think, “PeopleSoft is worth more today.” Back in February again, your guidance back then was 700 to 715 in license, 90 to 92 cents and clearly you will underperform those goals in February. But now the Company is worth more than it was then and that doesn’t make any sense. I was hoping you could connect that for me.

     Skip Battle — PeopleSoft — Chairman of the Board’s Transaction Committee

     Okay, well, since that time, the Company’s generated 250 million roughly in cash. It’s got I think $420 million in license revenue. That drives additional maintenance revenue in the coming year. We expect maintenance revenue to be up in the range of 20%. Deferred maintenance is up. For all of those reasons, this is a better revenue stream now than it was in February. It’s just that simple. And I think we take comfort from the third quarter where license sales were very strong. And we take comfort from the plan that Management has put together because it’s not an ambitious reach. And in fact, the Board today approved that plan and tied Management’s equity and incentive compensation to it. So it is seen as very much a working plan as opposed to something with less precision and commitment to it. So I think it’s worth more now than it was in February when we declined the $26 offer.

     David Hilal — Friedman, Billings, Ramsey & Co. — Analyst

     So the revenue stream you said is better even though it’s less, it’s “better?”

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     David, this is Kevin again. I think the measures that Skip are describing are truly objective measures, not an expectation of future license revenue. But really the objective measures of the Company. And particularly as we described, license revenue. We generated since last February $420+ million of license revenue and generating if we carry that out into the future for 5 to 7 years and look at the upsell and cross-sell opportunities. There is probably $1 billion or $2 billion potential upside for a company going forward or about all of those things. The deferred maintenance has grown. Our overall maintenance revenue has grown. As Skip mentioned, we have added more than 60 cents per share in cash on the balance sheet since that time. So you know, did we come short of our license revenue expectations? I think the environment was very difficult for us in the first quarter and particularly in the second quarter. We feel we have recovered pretty quickly from that and that really drives our expectations going forward. And that’s really what we built this on.

Operator

     We have time for one more question and it comes from Adam Holt, with J.P. Morgan.

     Adam Holt — J.P. Morgan — Analyst

     One of the components I guess that have impacted your results over the last several quarters has been deal delays or have been deal delays surrounding obviously, the Oracle trial. In your assumptions for next year, are you assuming that the tender will fall short this month and therefore this set of challenges will effectively be fully behind us? Or are you assuming that the tender reaches its 50% goal and then — or threshold and we continue to see the proxy battle which has potential to impact deal flow for the next several quarters?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     In terms of the going in assumption for the plan, we recognize the tender offer for truly what it is. It’s a nonbinding straw poll. As Skip said in his analysis or his comments that people will tender for an awful lot of reasons and the time is relatively short between now and the close of that tender. We are very confident that in the weeks and months ahead between now and our annual meeting, and presuming that there will be a proxy battle between now and our annual meeting, that our investors will understand the value of our plan, understand the value that we are going to create for them, and I think that’s the really — the real important going in assumption with regard to that. And Phil, perhaps you want to talk about it from a customer point of view?

     Phil Wilmington — PeopleSoft — Co-President

     No, I agree with you Kevin. We have basically focused on the fact that part of the market condition is not going to change. But our commitment to our customers in this whole situation has been unwavering. We have focused on making sure that we have tools in place that assure our customers that their investments would be protected. And I commented earlier about the Customer Assurance Program, which has been part of that. It protects our customers and our stockholders. The Customer Assurance Program has been used to add value at shareholder value and to protect the investments of our customers. We have used these programs and are selling through this selling environment with a very stable field organization that understands how to perform now under these circumstances. We closed 3600 transactions since this environment has established itself. We got 750 new customers. The CAP program, the participation of our customers who are really very strategic partners of PeopleSoft. They are fans of PeopleSoft. They worked with us to help us succeed. We believe are all key components that we will leverage successfully in this environment and as we move into the proxy fight, which we certainly see in our future and are very confident about our ability to continue to perform.

     Adam Holt — J.P. Morgan — Analyst

     Just one last question, Kevin, I believe you said if I heard you correctly that R&D will be roughly flattish heading into next year. What is in your plan in terms of new product releases and in particular, as relates to the 9 broader suite?

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Well, in terms of new product releases, we have a very robust road map that we will look to share with people both in the Enterprise and Enterprise I Product Families. We have releases scheduled going out into the next year. As we talk about R&D being relatively flat, we think there is synergies available to us in R&D and we think our reorganization of the R&D team under Stan Swete is going to be a very dynamic and very effective organization for us. We are looking at that as being relatively flat. We are looking at R&D as a percentage of revenue declining slightly. In terms of new areas for the Company we are really focused on areas, such as analytics, CRM, and you are going to be hearing from us in the next year, perhaps even sooner than that about our initiatives in the on-demand market place as well. All of that leaves us pretty confident about the ability to execute this and the operational efficiencies where we are talking about here are important. They are an important part of how we continue to run the Company. This is very consistent with where we have been both through the J.D. Edwards acquisition and prior to that. And this is just an ongoing focus on our efficiency and effectiveness as a company.

     Adam Holt — J.P. Morgan — Analyst

     Great. Thank you for your time.

     Kevin Parker — PeopleSoft — Co-Pres, CFO

     Well, thank you for that time, everyone this afternoon and we will look forward to talking to you again when we report our Q1 — excuse me our Q4 results in January.

Operator

     Ladies and gentlemen, this concludes PeopleSoft conference call. If you would like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236 and enter the pin code: 11015021. Once again if you would like to listen to a replay of today’s conference, please dial 303-590-3000 or 1-800-405-2236 and enter the pin code: 11015021. We thank you for your participation and you may now disconnect.

     The following table reconciles the non-GAAP financial measures referenced in the transcript above to the most directly comparable GAAP financial measures:

	Q4 2004		Year 2005

	EPS	Operating Margin	EPS	Operating Margin
Pro forma	$0.20 to $0.22	16% to 18%	$1.05 to $1.10	> 20%
Amortization of capitalized software and intangible assets	(0.04)	-4%	(0.19)	-3%
Oracle costs	(0.02)	-1%	(0.04)	-1%
GAAP	$0.14 to $0.16	11% to 13%	$0.82 to $0.87	> 16%

Dear PeopleSoft Employees:

It’s been a bit more than a week since Oracle announced that they were making a “best and final” offer of $24 a share for PeopleSoft. At the time, we sent you a message explaining that PeopleSoft’s board was going to consider the amended offer, just as we have all the other bids over the past 17 months.

This afternoon we announced that our board had unanimously rejected the latest unsolicited offer and is urging stockholders not to tender their shares. The board reached this conclusion after considering the unanimous recommendation of its transaction committee of independent directors to reject the offer. The board also considered the opinions of our financial advisers, Citigroup Global Markets, Inc., and Goldman, Sachs & Co., that, as of November 10, 2004, the Oracle offer is inadequate from a financial point of view.

I’ll outline the reasons behind the board’s decision in this note. And you’ll find it detailed in the press release that’s attached to this message and posted to our internal and external websites. But you should know that the decision was entirely consistent with my strong views. I am proud of the great work that you’ve been doing — certainly as demonstrated in Q3 results — and believe that because of your dedication and hard work, PeopleSoft is worth substantially more than Oracle’s latest offer and, in fact, is worth far more to Oracle today than at any point since Oracle announced its hostile offer.

We believe that Oracle wants to do something to rescue its own declining applications business. That’s why they are trying to buy, at an inadequate price, the company you’ve built for our shareholders. Our customer base and associated maintenance revenue stream are highly valuable. Our strong third quarter results, our expectation of continued growth and our increasing profitability are creating further value. These are impressive accomplishments and you should take pride in what we’ve done under some very challenging circumstances.

This afternoon we also announced information regarding our 2005 plan that reflects solid growth in our core ERP business, including areas such as Human Capital Management and Demand-Driven Manufacturing, and from adjacent applications including Analytic Applications and Customer Relationship Management. Also, PeopleSoft is uniquely positioned to exploit additional opportunities in emerging markets such as on-demand applications and in countries with rapidly growing manufacturing economies. We will continue to focus on technology innovation leveraging web services and composite applications, and through our partnership with IBM, will be delivering an industry-leading, standards-based applications and infrastructure platform. Our customers will continue to benefit from PeopleSoft’s technology innovation and commitment to product leadership and customer service. We believe this plan positions PeopleSoft for continued growth.

I want you to know that members of the board’s transaction committee informed Oracle this afternoon that the current Oracle offer is inadequate. They reiterated that, as board members testified in Delaware, they would be willing to discuss an Oracle offer at an appropriate price — but $24 sure isn’t it. They told Oracle that its price must reflect both PeopleSoft’s intrinsic value and the fact that PeopleSoft is materially more valuable now than it was when Oracle made its inadequate $26 per share offer. Oracle indicated they understood our position and appreciated the call.

We recognize that stockholders may tender their shares by Oracle’s November 19 deadline for a variety of reasons, including the limited time available for stockholders to understand the strength of our business as reflected in our financial guidance for 2005 and our plan to advance PeopleSoft’s leadership in the marketplace. No matter how many shares are tendered, this does not mean Oracle will acquire PeopleSoft. Instead, Oracle is likely to start a proxy contest for our 2005 Annual Meeting. The board and management are confident that our stockholders will recognize the value we are creating and will support our continued efforts to protect the interests of all PeopleSoft stockholders.

Today’s press release, which is attached, goes into more detail on why the board determined that the offer substantially undervalues PeopleSoft. Feel free to share the press release with colleagues, customers, and partners.

As always, it is important for the company to speak with one voice. If you receive any calls from the media, please forward them to PeopleSoft’s corporate spokesperson, Steve Swasey in Pleasanton, at (925) 694-5230.

I’m energized because of your dedication, hard work, and the commitment to customers. I know all of this is distracting, but let’s continue our focus and keep executing on our strategy. Together we will continue to provide the best products in the industry to the most loyal customers in the world.

Sincerely,

Dave Duffield

Forward-Looking Statements

This letter may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this letter include those relating to PeopleSoft’s plans, expectations and prospects for the future and other statements regarding future potential developments in the Oracle tender offer. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree for such services and to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

November 10, 2004

Dear PeopleSoft Customer:

It’s been great to reconnect with so many customers since my return to PeopleSoft last month. I want to personally thank you for your letters, your phone calls, and your emails, offering your continuing support of PeopleSoft. I can’t begin to tell you how much energy we get from your confidence in PeopleSoft, our products and our people.

I want to take this opportunity to update you on an announcement our Board made this afternoon regarding Oracle’s unsolicited tender offer. The PeopleSoft Board of Directors announced that it has unanimously rejected Oracle’s latest unsolicited offer and is urging stockholders not to tender their shares. The board concluded that Oracle’s offer is inadequate and does not reflect PeopleSoft’s real value.

The board concluded that PeopleSoft is worth substantially more than Oracle’s latest offer. We are a vibrant, strong company with a focused, motivated management team and employee base dedicated to executing on our plan. PeopleSoft will continue to deliver shareholder value by extending our current product leadership, building new products, entering new markets, and continuing to deliver the very best customer service in the industry.

Today’s press release, which can be found on www.peoplesoft.com, offers more detail on why the board determined that the offer substantially undervalues PeopleSoft.

This afternoon we also announced information regarding our 2005 plan which reflects solid growth in our core ERP business, including areas such as Human Capital Management and Demand-Driven Manufacturing, and from adjacent applications including analytics and Customer Relationship Management. PeopleSoft is also uniquely positioned to exploit additional opportunities in emerging markets such as on-demand applications and in countries with rapidly growing manufacturing economies. We will continue to focus on technology innovation leveraging web services and composite applications, and through our partnership with IBM, will be delivering an industry-leading, standards-based applications and infrastructure platform. You will continue to benefit from PeopleSoft’s technology innovation and commitment to product leadership and customer service. We believe this plan positions PeopleSoft for continued growth.

I want you to know that members of the transaction committee contacted Oracle this afternoon to inform them that the board had determined that the current Oracle offer is inadequate. They reiterated, as members of the board have testified in Delaware, that they would be willing to discuss an offer made by Oracle at an appropriate price—but $24 sure isn’t it. They told Oracle that its price must reflect both PeopleSoft’s intrinsic value and the fact that PeopleSoft is materially more valuable now than it was when Oracle made its inadequate $26 per share offer. Oracle indicated they understood our position and appreciated the call.

We recognize that stockholders may tender their shares by Oracle’s November 19 deadline for a variety of reasons, including the limited time available for stockholders to understand the strength of our business as reflected in our financial guidance for 2005 and our plan to advance PeopleSoft’s leadership in the marketplace. No matter how many shares are tendered, this does not mean Oracle will acquire PeopleSoft. Instead, Oracle is likely to start a proxy contest for our 2005 Annual Meeting. The board and management are confident that our stockholders will recognize the value we are creating and will support our continued efforts to protect their interests.

Our commitment to our customers has never wavered and we remain dedicated to your success. As you know, we take great pride in our reputation for customer focus and nothing will change the importance we place on this core value.

We will keep you informed of any future developments. I know I speak for everyone at PeopleSoft in thanking you for your ongoing support.

Sincerely,

Dave Duffield
Chief Executive Officer

Forward-Looking Statements

This letter may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this letter include those relating to PeopleSoft’s plans, expectations and prospects for the future and other statements regarding future potential developments in the Oracle tender offer. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree for such services and to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

PeopleSoft to Post Investor Presentation on Company Website

PLEASANTON, Calif. — November 11, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) announced today that it will begin meeting with investors this morning and has prepared an investor presentation. The investor presentation is available on the Investor Relations section of the Company’s website, and will be filed with the Securities and Exchange Commission on Friday, November 12, 2004, when EDGAR is next available to receive filings.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com

Legal Notice The following presentation contains forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as "will", "intends", "anticipates", expects", and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this presentation include those relating to PeopleSoft's anticipated future revenues, operating margins and earnings per share and other statements relating to the Company's future prospects, actions, technology and performance. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft's business arising from the Oracle tender offer and related litigation; the Company's ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com. PeopleSoft's Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to M&A Incorporated for such services and to indemnify M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft also may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation. PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft's definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com. The Company utilizes financial measures that are not prepared in accordance with generally accepted accounting principles in analyzing financial results because the Company believes that they are useful to investors and management in evaluating the Company's ongoing financial performance. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures facilitate making historical comparisons by excluding the impact of certain events, such as the costs associated with responding to Oracle's hostile tender offer and the purchase accounting impact of the acquisition of J.D. Edwards. These events might otherwise obscure the results of our ongoing business activities when compared to our competitors or our own historical performance. In addition, presentation of these non-GAAP financial measures enables investors to evaluate the Company's performance under both the GAAP and pro forma measures that management and the Board of Directors use to evaluate the Company's performance. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Where non-GAAP financial measures have been included in these materials, the Company has reconciled the GAAP to the non-GAAP measures in this document and on our website at www.peoplesoft.com. PeopleSoft has not obtained the consent of the authors and publications reprinted in this presentation to the use of their material.

Agenda Board focused exclusively on stockholder value Unique software franchise with momentum Strong Q3 execution Outstanding Q4 prospects Compelling 2005 plan PeopleSoft is worth significantly more than $24/share

Board Focused Exclusively on Stockholder Value Since initial Oracle offer, PeopleSoft's Board: Met 59 times Established a Transaction Committee of independent directors Transaction Committee met 31 times Thoroughly reviewed all offers with financial and legal advisors Recognized risk of extensive regulatory delays to stockholders Took prudent action to protect stockholders' interests Board will continue to serve PeopleSoft stockholders' interests

Entered Q4 with a robust pipeline... Strong Q3 Performance Exceeded All Expectations $161 million in license revenue 24% sequential growth More than double Oracle's applications revenue Record total revenue of $699 million, 12% growth 138 new customers 31 contracts signed over $1 million Largest contract ever ($50+ million) $76 million in operating cash flow

Outstanding Q4 Outlook License revenue $175 - $185 million 12% sequentially Total revenue $700 - $715 million (quarterly record) Pro forma EPS $0.20 - $0.22 24% sequentially GAAP EPS $0.14 - $0.16 114% sequentially Entered Q4 with a robust pipeline... Note: All growth rates assume midpoint of guidance ranges. Pro forma EPS excludes GAAP purchase accounting adjustments including amortization of intangibles (approximately $0.04 per share impact) and Oracle-related costs (approximately $0.02 per share impact).

2004: A Year of Accomplishments Record total revenue 12% license revenue growth - higher than industry estimates(a) Record pro forma EPS(b) Successful completion of J.D. Edwards integration Continued strong customer momentum Over 400 new customers YTD (vs. 350 last year) Largest contract ever Extended our lead over Oracle as strong #2 in Enterprise Applications Building on success Energized management and employee base continue to drive value Industry estimates for total 2003-2004 applications market growth include Gartner (4%) and AMR (11%). Using high end of PeopleSoft management Q4 pro forma EPS guidance of $0.22. The Facts: Our Performance is Self-Evident

Driving Value in 2005 Executing on clearly defined growth initiatives Focusing relentlessly on operational efficiency Building on product and technology leadership

2005 Guidance License Revenue $640 - $655 Total Revenue $2,800 - $2,900 Operating Margin 20%+ Earnings per Share $1.05 - $1.10 Operating Margin 16%+ Earnings per Share $0.82 - $0.87 Note: Pro forma EPS excludes GAAP purchase accounting adjustments including amortization of intangibles (approximately $0.19 per share impact). Pro forma EPS also excludes Oracle-related costs (approximately $0.04 per share impact). Pro forma operating margin excludes amortization of intangibles (approximately 3% impact on operating margin) and Oracle-related costs (less than 1% impact on operation margin). ($ in millions, except per share data) Pro Forma GAAP

A Clear Path to 2005 Earnings Guidance 2004 Projected Results $0.72(a) $0.33(a) Driving EPS Growth: License Revenue $0.05 - $0.07 Maintenance Revenue $0.14 - $0.16 Professional Services $0.03 - $0.03 Operating Efficiency $0.11 - $0.12 Subtotal $0.33 - $0.38 2005 Projected Results $1.05 - $1.10 $0.82 - $0.87(b) EPS Growing Faster Than Revenue Pro Forma EPS GAAP EPS Assumes high end of management guidance for Q4 (pro forma EPS $0.22). Note: Includes difference of $0.16 in GAAP adjustments between 2004 and 2005.

AMR (d) IDC (e) Gartner (f) Industry Analysts (d) License Growth Consistent with Industry Analyst Expectations 2004E License Revenue $597 - $607 2005 License Growth to Achieve Guidance $33(a) - $58(b) License Growth Required to Achieve 2005 Guidance(c) 5% - 10% CY 2005E License Revenue Guidance $640 - $655 (a) If high end of Q4 achieved ($607 million), $33 million will be required to achieve low end of 2005 guidance ($640 million). If low end of Q4 achieved ($597 million), $58 million will be required to achieve high end of 2005 guidance ($655 million). Implied license growth rate based on reported YTD 2004 license revenue plus Q4 2004 license revenue guidance. Source: AMR 2004 research reports. Source: IDC 2004 research reports. Source: Gartner 2004 research reports. License Growth Industry Estimates + Focusing on gaining share vs. SAP and extending lead over Oracle ($ in millions)

CSFB CIO Survey: Customer Intentions Support License Growth PeopleSoft SAP Siebel Lawson East 17 12 9 -9 Net Increase / (Decrease) in Applications Spending Intentions Note: Oracle was not included on CSFB questionnaire as an applications vendor Source: CSFB CIO Survey of 100 CIOs of Fortune 1000 companies dated 9/7/04 regarding customers' 2004 spending intentions.

Driving Maintenance Revenue Extended support Tiered support Packaged programs Reinstatement program Installed base of 12,750 customers, a significant opportunity Associated Revenue Growth $40 - $50 2004-2005 Maintenance Revenue Growth Traditional Revenue Targeted Initiatives Drivers ($ in millions) $110 - $130 Total Significant Bottom Line Impact New license sales Resubscriptions $70 - $80

Optimizing Professional Services Revenue Opportunities: PeopleSoft NOW - innovative revenue program launched 2004 Improving attach rates - targeted campaign Innovative training delivery - e-learning Efficiency: Increasing use of Labs - low cost Increasing offshore resources - lowest cost Increasing utilization - EMEA/JPAC

Relentless Focus on Operational Efficiency 2000 2001 2002 2003 2004 2005 GAAP 4 12 13 5 6 16 Pro Forma 2 0 1 10 9 5 GAAP 6 12 14 15 15 20 Operating Margin Latest four quarters as if combined (pre-synergies) through 3/31/03 for PSFT and 4/30/03 for JDEC. PSFT + JDEC(a) ~11% combined operating margin

Building on Product and Technology Leadership

Upside Opportunities in 2005

- Renewed focus on HCM leadership
  - Offerings for Workforce Planning & Scheduling, Incentive Compensation, Recruiting
  - Gartner: HCM to grow 8% in 2005; newer applications significantly higher
- Analytic applications a major initiative
  - EPM 8.9 delivers major enhancements
  - Introduction of operational analytics across product lines
  - IDC: 11%+ CAGR
- Exploit industry leadership in demand-driven manufacturing (EnterpriseOne 8.11)
  - SMB and manufacturing divisional plants
- Demonstrate Web Services leadership
  - Key foundation for move to composite applications/SOA
  - Leverage IBM partnership

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PeopleSoft.

Emerging Market Opportunity: On-Demand Applications Market for On-Demand Applications is exploding Gaining traction in companies of all sizes Very successful IPOs of Salesforce.com and RightNow Established ERP vendors virtually absent Significant opportunity for PeopleSoft HCM point solutions delivered as a software service to large organizations (e.g. Recruiting) HCM and Financials offerings to SMB market

Board Conclusions on Oracle's Latest Offer

Undervalues PeopleSoft on nearly every valuation metric:

- **PeopleSoft's standalone value**
  - ✓Strong Q4 outlook, compelling 2005 plan
  - ✓Valuation multiples of enterprise software leaders
  - ✓Historical PeopleSoft valuation multiples
  - ✓Improving competitive position
  - ✓Improving operating environment
- **More valuable to Oracle than at time of $26 offer**
  - ✓Growing PSFT installed base
  - ✓Declining Oracle applications business
- **Well below valuation metrics for strategic software acquisitions**

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PeopleSoft.

Note: Stock prices and estimates as of November 10, 2004. Calendar year 2004 and 2005 EPS estimates from First Call. Trading Multiples of Software Industry Leaders 33.6x 29.4x 46.6x 34.5x 24.6x 21.9x 36.5x 32.0x 40.4x 32.0x 23.6x 22.5x 24.8x 21.9x 23.2x 20.7x 2004 P/E Software Leader Valuation Multiples 2005 P/E

Implied PeopleSoft Prices at Relevant Multiples $0.77 (a) $19.25 $23.10 $26.95 $0.95 $23.75 $28.50 $33.25 $1.05 $26.25 $31.50 $36.75 $1.10 $27.50 $33.00 $38.50 $1.20 $30.00 $36.00 $42.00 Analyst 2005 consensus as of 11/10/04 is $0.77, which does not reflect current management guidance. Management guidance is $1.05 - $1.10 (pro forma). EPS 25x 30x 35x Illustrative Trading P/E Multiple 2005 Plan(b)

PeopleSoft is Growing in Value

Accomplishments

✓ 418 new customers YTD

✓ 9% increase in deferred maintenance revenues

✓ $422 million of new licenses

✓ Successful JDEC integration

✓ Strong Q3 results

✓ Generated $248 million in incremental cash

✓ Robust Q4 pipeline

Implications For Oracle

Financial Attractiveness

- Greater cross/up-sell potential
- Higher recurring maintenance revenue
- More PSFT cash to fund offer
  - $4.50 per share total
- "Earnings contribution from PSFT will expand over time"[(a)]

PeopleSoft: Strategic Imperative

- Clear #2 apps position
- Only viable alternative to SAP
- Declining Oracle applications business
- Missing link to Oracle's "stack" aspirations

(a) Oracle Inues for presentation dated 11/9/04.

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PeopleSoft.

CY Q4'03 CY Q3'04 PSFT 605 662 ORCL 107 69 2003A 2004E(a) PSFT 538.4 602 ORCL 107 69 PeopleSoft is More Valuable To Oracle Today Absent PeopleSoft, Oracle appears to have no credible applications growth strategy PSFT Deferred Maintenance Revenue Balance PSFT License Revenue 11.8% 9.4% PSFT Total Customers ORCL Application License Revenue CY Q4'03 CY Q3'04 PSFT 12139 12753 ORCL 107 69 CY Q3'03 CY Q3'04 PSFT 538.4 600 ORCL 107 69 5.1% 35.5% Assumes midpoint of Q4 management guidance range.

Oracle's "Best" Offer is 24% Lower Relative to PSFT Maintenance Revenue

	At \$26 Offer Feb-2004	At \$24 Offer Today	Change
Enterprise Value[a]	\$8.60 bn	\$7.63 bn	↓ 11%
Maintenance Revenue	\$1.19 bn[b]	\$1.40 bn[c]	↑ 18%
Enterprise Value/ Maintenance Revenue Multiple	7.2x	5.5x	↓ 24%

" ...We are retaining [PeopleSoft's] very valuable maintenance revenue, again that's the **real revenue stream behind this that makes this transaction work for us** ... We want the renewal rates to be high, and if they're high, the **transaction pays for itself**"

--Chuck Phillips 7/17/03

(a) Enterprise Value represents implied PSFT equity value (treasury stock method) at offer price, plus synthetic leases, less cash and cash equivalents at time of offer.
(b) Represents PSFT 2004E pro forma maintenance revenue. Source: Prudential equity report as of 3/30/04.
(c) Represents pro forma PSFT YTD 2004 maintenance revenue as of 9/30/04 (excluding purchase accounting impact) annualized, plus \$120 million (the midpoint of management range of maintenance revenue growth in 2005).

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PeopleSoft.

PeopleSoft is More Valuable to Oracle Oracle testified to $1.178 billion in annual cost savings(a) "Massive reduction in fixed costs" Reduction of 6,000 people "And if you leave the efficiencies flat annually, though I personally believe they are going to increase...its [net present value of efficiencies is] $4 billion"(a) "We maintain our view that any price up to the low 30s could be accretive to Oracle"-Tad Piper, Piper Jaffray, 11/2/04 Oracle Can Pay Significantly More Given its Own Observations on PeopleSoft's Value Source: Safra Catz's testimony regarding efficiencies, 6/24/04.

Offer Far Below Comparable Transaction Precedents (a) Using implied transaction value and equity analyst consensus estimates for the next four quarters or next calendar year EPS at announcement; Source: FactSet, First Call and Wall Street Research. (b) PeopleSoft / Vantive, PeopleSoft / J.D. Edwards, EMC / Legato and EMC / Documentum, Ariba / Freemarkets and Computer Associates / Netegrity multiples are based on forward calendar year. (c) In conjunction with the announcement of the transaction, Netegrity pre-announced an earnings shortfall. Equity analysts' consensus EPS estimate was subsequently lowered from $0.35 to $0.28 for CY2005. (d) First Call analyst consensus of $0.77 as of 11/10/04. Midpoint of current management pro forma guidance is $1.08 for 2005. SEBL/ Scopus 3/98 PSFT/ Vantive 10/99 (b) MSFT/ Great Plains 12/00 Peregrine/ Remedy 6/01 Fair Isaac/ HNC 4/02 MSFT/ Navision 5/02 IBM/ Rational 12/02 Veritas/ Precise 12/02 PSFT/ JDEC 6/03 (b) EMC/ Legato 7/03 (b) EMC/ DCTM 10/03 (b) SunGard/ SCTC 12/03 Ariba/ FMKT (b) 1/04 CA/ NETE 10/04 (b) (c) 2005 PSFT (d) Existing 62 50.8 38 49.5 44.4 42.3 43.8 47.1 37.1 50.3 64.1 26.6 27.2 38.4 New 22.2 9 62 50.8 38 49.5 44.4 42.3 43.8 47.1 37.1 50.3 64.1 26.6 27.2 38.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 44.4 M&A Transaction Forward P/E Multiples(a) Implied PSFT Multiples at $24.00 Oracle Offer:

$24 Oracle Offer Still Significantly Undervalues PeopleSoft

Relevant Valuation Benchmarks (Forward P/E)


45.0x
35.0
25.0
15.0
Price / Forward EPS
26.9x
29.4x
32.2x
34.5x
30.6x
44.4x
22.2x
~20-50% Discount Implied by Oracle Offer
Software Leaders Index (a)
SAP at Market
Historical PSFT Multiple (b)
SEBL at Market
ORCL $26 Offer for PSFT (c)
Selected Transactions (d)
ORCL $24 Offer for PSFT (e)

Note: SAP and SEBL per First Call consensus as of 11/10/04.
(a) Mean of 2005E P/E multiples of BEAS, CA, MERQ, MSFT, ORCL, SAP, SEBL and VRTS. First Call consensus as of 11/10/04.
(b) Represents average of 2002 and 2003 historical median rolling next twelve month (NTM) P/E multiples (daily, using trading days only) based on IBES median EPS estimates per FactSet.
(c) Per Safra Catz testimony on 10/11/04 discussing how Oracle modeled PeopleSoft 2004 EPS of $0.85 (First Call estimate was $0.90).
(d) Represents average of the following 14 precedent large enterprise software transactions: Siebel / Scopus (03/98), PeopleSoft / Vantive (10/99), Microsoft / Great Plains (12/00), Peregrine / Remedy (06/01), Fair Isaac / HNC Software (04/02), Microsoft / Navision (05/02), IBM / Rational (12/02), Veritas / Precise (12/02), PeopleSoft / J.D. Edwards (6/03), EMC / Legato (7/03) and EMC / Documentum (10/03), Sungard / SCTC (12/03), Ariba / FMKT (1/04), and CA / Netegrity (10/04).
(e) Estimate at midpoint of current management pro forma guidance is $1.08.

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PeopleSoft.

The Stakes Are High But The Choice Is Clear Board will continue to act in stockholders' interest We believe Oracle's actions and statements are intentionally damaging to your investment Compelling future with substantial upside We need your support to maximize the value of your PeopleSoft shares

Appendix

Customer Confidence Drives Stockholder Value

- Customer Assurance Program ("CAP")
  - Enhance customer confidence → drives purchases
- Since CAP initiated, PeopleSoft has grown its installed base significantly:
  - Added more than 700 new customers to installed base
  - Closed over 3,600 license transactions
  - Generated more than $800 million in license revenues
- Increasing installed base drives incremental revenue opportunity
  - $2+ billion[(a)] of maintenance + services + cross/up sell
- Oracle "…has no intention of tripping these triggers…"[(b)]
  - "… We've always said we would support [PeopleSoft products]… we will [eventually] come up with a next release, a version 9…"[(c)]

Delaware court commented that current CAP largely answers questions and objections raised by Oracle

(a) Based on license revenues of $800mm, maintenance attach rate of 20% and renewal rate of 90% over 10 years and 1.25x services to license ratio, in line with historical norms.
(b) Source: Oracle proxy statement, filed 2/24/04.
(c) Source: Jeff Henley, Oracle Chairman.

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PeopleSoft.

Pro Forma to GAAP Reconciliation